UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

March 12, 2011
Date of Report (date of Earliest Event Reported)

Pepper Rock Resources Corp.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53847	27-1843986
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 1906, 1100 – 8th Avenue SW, Calgary, AB T2P 3T9 Canda
(Address of principal executive offices and zip code)

587-333-2388
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 12, 2011, Pepper Rock Resources Corp., a Nevada corporation (the “Company”) entered an Option Agreement with ANK Consulting, LLC (“ANK”), whereby the Company will acquire 100% of the mineral rights held by ANK pertaining to certain mineral claims located in Alexandria, British Columbia Canada. Such claims are generally referred to as the “Alexandria Claims”.

Pursuant to the Option Agreement, the Company may acquire the Alexandria Claims for the sum of $400,000, which is to be paid as follows:

-	$150,000 on or before March 18, 2011;

-	$100,000 on or before April 1, 2012;

-	$100,000 on or before April 1, 2013; and

-	$50,000 on or before April 1, 2014.

The Company is also obligated to pay to ANK a royalty that is equal to three percent (3%) of the net smelter returns received from the claims commencing when the claims are brought into commercial production and throughout the entire commercial lifetime of the claims. The Company has the right to repurchase this royalty by paying ANK an additional $500,000.

ITEM 1.02                                TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 1, 2011, Pepper Rock Resources Corp., a Nevada corporation (the “Company”), terminated the Joint Venture Agreement (the “JV Agreement”) it entered into on February 10, 2010 with Oxalis Energy Group, Inc. (“Oxalis”).  Pursuant to the JV Agreement, the Company had the option to earn up to a fifty percent (50%) working interest in the Adam’s Ranch Development after payout of the Company’s costs.

The Company agreed in the JV Agreement to invest $5,300,000 as working capital in the Adam’s Ranch Development with set tranche amounts and due dates. The Company made an initial investment of $300,000 as part of phase one of three phases in the JV Agreement. The Company has elected not to proceed with the JV Agreement due to the fact that the Company has determined that the joint venture on this property is not viable.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit                                           Description

10.1                                Option Agreement dated March 12, 2011, entered into by andbetween the Company and ANK Consulting, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      April 4, 2011

PEPPER ROCK RESOURCES CORP.

By:            /s/ DON NICHOLSON
Name:           Don Nicholson
Title:           President